                                                                EXHIBIT 10(f)
                                                                -------------







                           ASSET PURCHASE AGREEMENT

                                    BETWEEN

                               THE BIBB COMPANY

                                      AND

                            WESTPOINT STEVENS INC.



                         Dated as of February 13, 1997

                               TABLE OF CONTENTS
                               -----------------


Section                                                                Page
-------                                                                ----

1.  Sale and Purchase of Assets.......................................    1
     1.1    Purchased Assets..........................................    1
     1.2    Excluded Assets...........................................    3
     1.3    Liens.....................................................    4
     1.4    Liabilities...............................................    4

2.  Purchase Price....................................................    6
     2.1    Deposit...................................................    6
     2.2    Amount of Purchase Price..................................    6
     2.3    Allocation of Purchase Price..............................    7
     2.4    Payment of Purchase Price.................................    7
     2.5    Adjustments to Purchase Price.............................    7
     2.6    Statement of Inventory....................................    8
     2.7    Prorations................................................    9

3.  Closing...........................................................    9
     3.1  Date of Closing.............................................    9
     3.2  Outside Date for Closing....................................   10
     3.3  Returns.....................................................   10
     3.4  Cooperation on Collection of Accounts
          Receivable..................................................   10
     3.5  Remittances by Seller and Buyer.............................   11
     3.6  All Proceedings.............................................   12

4.  Representations and Warranties of Seller..........................   12
     4.1  Due Organization; Good Standing;
          Qualification...............................................   12
     4.2  Due Authority; Due Execution and Delivery;
          Binding Effect..............................................   12
     4.3  No Conflicts; Consents......................................   12
     4.4  Litigation; Compliance with Laws............................   13
     4.5  Permits.....................................................   14
     4.6  Taxes.......................................................   14
     4.7  Contracts...................................................   15
     4.8  Absence of Defaults.........................................   16
     4.9  Employee Benefit Plans and Employee Relations...............   16
     4.10 Real Property...............................................   19
     4.11 Tangible Personal Property..................................   22
     4.12 Intangible Property.........................................   22
     4.13 Title to Purchased Assets...................................   22
     4.14 Inventory...................................................   23
     4.15 Absence of Changes..........................................   23

     4.16 Environmental Matters.......................................   24
     4.17 Financial Statements........................................   27
     4.19 Accuracy of Documents.......................................   27
     4.20 Pre-1988 Claims.............................................   28

5.  Representations and Warranties of Buyer...........................   28
     5.1  Due Organization; Good Standing.............................   28
     5.2  Due Authority; Due Execution and Delivery;
          Binding Effect..............................................   28
     5.3  No Conflicts; Consents......................................   28
     5.4  Litigation..................................................   29

6.  Further Agreements of the Parties.................................   29
     6.1  Access to Information.......................................   29
     6.2  Conduct of the Business Pending the Closing.................   29
     6.3  Other Action................................................   31
     6.4  HSR Act Filings.............................................   31
     6.5  Expenses....................................................   31
     6.6  Publicity...................................................   31
     6.7  Preservation of Records.....................................   32
     6.8  Employee and Employee Benefit Matters.......................   32
     6.9  Title.......................................................   32
     6.10 Casualty Event..............................................   33
     6.11 Transition Agreement........................................   34
     6.12 Payment of Sales Taxes and Transfer Taxes, Etc..............   34
     6.13 Cooperation.................................................   34
     6.14 Delivery of Monthly Financial Statements and
          Inventory Statements........................................   34
     6.15 Indemnification of Brokerage................................   34
     6.16 Assignment of Assumed Contracts.............................   35

7.  Conditions to Closing.............................................   35
     7.1  Conditions Precedent to Obligations of Buyer................   35
     7.2  Conditions Precedent to Obligations of Seller...............   37

8.  Documents to Be Delivered at the Closing..........................   38
     8.1  Documents to Be Delivered by Seller.........................   38
     8.2  Documents to Be Delivered by Buyer..........................   39

9.  Indemnification and Related Matters...............................   40
     9.1  Indemnification by Seller...................................   40
     9.2  Indemnification by Buyer....................................   41
     9.3  Limitations.................................................   42
     9.4  Conditions of Indemnification...............................   42
     9.5  Treatment of Payment........................................   44
     9.6  Insurance Proceeds..........................................   44

     9.7  Remedies....................................................   44
     9.8  Survival of Representations, Warranties and Covenants.......   44

10.  Miscellaneous....................................................   45
     10.1  Further Instruments of Transfer............................   45
     10.2  Entire Agreement...........................................   45
     10.3  Governing Law..............................................   45
     10.4  Schedules, Table of Contents and Headings..................   45
     10.5  Notices....................................................   45
     10.6  Separability...............................................   46
     10.7  Waiver.....................................................   47
     10.8  Assignment.................................................   47
     10.9  Parties in Interest; No Third-Party Beneficiaries..........   47
     10.10 Counterparts...............................................   48

SCHEDULES

     1.1(b)       Fixed Assets
     1.1(e)       Assumed Contracts
     1.2(f)       Excluded Assets
     1.3          Liens
     4.3          Consents
     4.4          Litigation
     4.5          Permits
     4.7          Contracts, Etc.
     4.9(a)       Employee Benefit Plans
     4.9(c)       Employee Benefit Plan - Compliance
     4.9(e)       Employee Benefit Plan - Title IV of ERISA
     4.9(g)       Employee Benefit Plan - Multiemployer Plan
     4.9(h)       Employee Benefit Plan - Welfare Benefits
     4.9(j)       Employee Benefit Plan - Pension Plan
     4.9(l)       Labor Agreements
     4.9(m)       Labor Practices
     4.10(a)      Real Property
     4.10(b)      Real Property - Permitted Encumbrances
     4.10(k)      Real Property - Tax Assessments
     4.10(l)      Real Property - Service, Maintenance, or
                  Employment Agreements
     4.10(m)      Real Property - Insurance
     4.10(n)      Real Property - Leases
     4.13         Title to Purchased Assets - Liens
     4.15(c)      Absence of Changes - Salary
     4.16         Environmental Matters

EXHIBITS

     Exhibit A    Form of Escrow Agreement
     Exhibit B    Form of December 28, 1996 Merchandise Inventory
     Exhibit C    Form of Human Resources Agreement
     Exhibit D    Form of Transition Services Agreement
     Exhibit E    Form of Opinion of Jones, Day, Reavis & Pogue
     Exhibit F    Form of Opinion of Weil, Gotshal & Manges LLP
     Exhibit G    Form of limited or special warranty deeds

                            ASSET PURCHASE AGREEMENT


     This Asset Purchase Agreement (the "Agreement"), dated as of February 13,
                                         ---------
1997, is between The Bibb Company, a Delaware corporation ("Seller"), and
                                                            ------
WestPoint Stevens Inc., a Delaware corporation ("Buyer").  Attached hereto as
                                                 -----
Annex A is an Index of Defined Terms indicating the location herein of the definitions of capitalized terms that are used herein but not defined when used.

                              W I T N E S S E T H:
                              - - - - - - - - - -

     WHEREAS, Seller is engaged in the manufacture and sale of terry products (the "Business") and conducts such Business at Seller's Rosemary Complex located
      --------
in Roanoke Rapids, North Carolina (the "Plant") and at the Seller's Roanoke
                                        -----
Rapids No. 2 plant also located in Roanoke Rapids, North Carolina ("Plant II" and, together with the Plant, the "Plants"); and

     WHEREAS, Seller wishes to sell, and Buyer wishes to purchase, substantially all of the assets and properties of Seller employed or held in connection with the Business, including without limitation, the Plant;

     NOW, THEREFORE, in consideration of the representations, warranties and covenants of the parties herein contained, and on the terms and subject to the conditions herein set forth, the parties hereto hereby agree as follows:

     1.   Sale and Purchase of Assets.
          ---------------------------

     1.1  Purchased Assets.  Subject to the terms and conditions of this
          ----------------
Agreement, at the Closing, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase, acquire and accept from Seller, all of Seller's right, title and interest in and to all of the assets of the Business as set forth in this Section 1.1, other than the Excluded Assets referred to in Section 1.2, with such changes, deletions or additions thereto as may occur from the date hereof to the Closing in the ordinary course of business and consistent with the terms and conditions of this Agreement, including, without limitation, the following:

     (a) the Plant, including all real property on which it is situated (including all buildings, improvements and structures located thereon and all appurtenances thereto) and real property interests (including real property leases, rights of way and easements), consisting of the properties and interests listed on Schedule 4.10(a) (collectively, the "Real Property");
                    -------------

     (b) all of the furnishings, fixtures, furniture, vehicles, tools, machinery and equipment listed on Schedule 1.1(b) hereof, and all other fixed assets, as of the Closing Date, owned by Seller and used primarily in the Business, located at the Plants or at Seller's divisional office in Roanoke Rapids, North Carolina (collectively, the "Fixed Assets"), which includes certain manufacturing
                    ------------
equipment that is currently located at Plant II (the "Additional Equipment");

     (c) all quantities of inventory, including raw materials, work-in-process, finished goods, stores and supplies owned by Seller as of the Closing Date and used exclusively in the Business (other than the Excluded Inventory) (collectively, the "Inventory");
                    ---------

     (d) all research, development and commercially practiced processes, trade secrets, know-how, inventions, and manufacturing, engineering and other technical information, whether owned by Seller or licensed from third parties by Seller, which are used primarily in the operation of the Business (the "Technology"), and all notebooks, records, reports and data relating to the
-----------
Technology; provided that Buyer will permit Seller (and its successors and assigns) to continue to use the Technology in the operations of Seller's napery business or the businesses of Seller other than the Business;

     (e) all contracts, agreements, leases (other than real property leases referred to in Section 1.1(a)), unfilled purchase and sale orders or commitments, arrangements, commitments or understandings of any kind that relate exclusively to the Business or the Purchased Assets and are listed on Schedule 1.1(e), as well as other such agreements relating exclusively to the Business that are (i) entered into by Seller in the ordinary course of business subsequent to the date hereof and (ii) by their terms provide for Seller's obligations thereunder to be performed in the ordinary course of business within 30 days of the Closing Date (the "Assumed Contracts");
                                  -----------------

     (f) all catalogs, sales promotion literature and advertising material relating exclusively to the Business;

     (g) all files and documents (including credit information) to the extent such documents relate to customers and vendors of the Business, and other business and financial records, files, books and documents relating to the Purchased Assets and/or the Business; provided that Seller (and its successors and assigns) shall retain possession (or copies) of files, documents and records relating to the napery business or to the businesses of Seller other than the Business;

     (h) all municipal, state and federal franchises, licenses, authorizations and permits used in or necessary or appropriate to the Business;

     (i) all prepaid charges, sums and fees to the extent that they relate to the Business; and

     (j) all books and records relating to the Business; provided that Seller (and its successors and assigns) shall retain possession (or copies) of books and records relating to the napery business or to the businesses of Seller other than the Business (the assets referred to in clauses (d) through (j) are collectively referred to herein as the "Other Assets" and, together with the
                                        ------------
Real Property, the Fixed Assets, the Inventory and the Additional Equipment, the "Purchased Assets").
 ----------------

     1.2  Excluded Assets.  The parties to this Agreement expressly understand
          ---------------
and agree that Seller is not hereunder selling, assigning, transferring or conveying to Buyer, and Buyer is not purchasing, acquiring or accepting from Seller, any assets that are not primarily used in the conduct of the Business, as well as the following assets, rights and properties, which shall be specifically excluded from the transactions contemplated by this Agreement (collectively, the "Excluded Assets"):
                    ---------------

     (a)  cash;

     (b) any other assets of Seller not primarily relating to the Business, including the assets related to the napery business of Seller which is conducted at the Plant;

     (c) any assets relating to or used in the corporate, administrative and marketing operations of the Business that are performed at the Seller's corporate or administrative offices;

     (d) any accounts receivable and rights to invoice customers for goods which have been sold and shipped to the customers of Seller prior to the Closing Date; and

     (e) any "Bill-and-Hold" inventory, any inventory located at Plant II, any licensed juvenile inventory, as well as any other inventory manufactured under license where a consent for Buyer to sell products pursuant to any such license has not been obtained prior to the Closing Date (collectively, the "Excluded
                                                                    --------
Inventory").
---------

     (f) the additional Excluded Assets designated on Schedule 1.2(f).

     1.3  Liens.  Seller shall on or before Closing cause the release or
          -----
termination of any liens, pledges, mortgages, security interests, claims, leases, charges, options, rights of first refusal, unsatisfied preemptive rights, easements, servitudes, transfer restrictions under any agreement or any other encumbrance, restriction or limitation whatsoever (collectively, "Liens")
                                                                        -----
on the Purchased Assets, except for any Liens listed on Schedule 1.3.

     1.4  Liabilities.  Buyer shall assume, pay, perform and discharge when due
          -----------
only those liabilities and obligations arising from and after the Closing Date with respect to the Purchased Assets (collectively, the "Assumed Liabilities").
                                                         -------------------
The parties expressly understand and agree that except for the Assumed Liabilities, Buyer does not assume or agree to pay, perform or discharge when due any liabilities or obligations with respect to the Purchased Assets or the Business, whether accrued, absolute, contingent or otherwise arising from or attributable to the period of time between May 13, 1988 and the Closing Date. Buyer is not hereunder assuming, without limitation, the following liabilities, which shall be specifically excluded from the transactions contemplated by this Agreement (the "Excluded Liabilities") and shall be satisfied by Seller as they
                --------------------
become due:

     (a)  all liabilities with respect to any and all Excluded Assets;

     (b) any and all taxes levied and arising by any federal, state, local or foreign taxing authority with respect to the ownership or use of the Purchased Assets or conduct of the Business on or prior to the Closing;

     (c) all liabilities with respect to annual employee bonus payments by Seller to its employees at the Plants incurred or arising during or otherwise attributable to any period prior to the Closing;

     (d) all liabilities of the Business with respect to any intercompany loans;

     (e) all liabilities and obligations of Seller or any predecessor of Seller resulting from, caused by or arising out of the conduct of the Business by Seller or Seller's ownership, operation or lease of any properties or assets included in the Purchased Assets during the period of time between May 13, 1988 and the Closing Date, including, without limitation, any such liabilities or obligations that constitute, may constitute or are alleged to constitute a violation of or a liability or obligation under any Environmental Law during the period that the Business was operated, or the Purchased Assets were owned, by Seller, such as, among other things, any liability or obligation to contribute to the cost of investigation or remediation under CERCLA, RCRA and any state or local analogues;

     (f) all obligations of Seller under any leases relating to the Business or the Purchased Assets that are outstanding as of, or otherwise relate to any period prior to, the Closing;

     (g) all warranty obligations to customers of the Business with respect to products sold to customers by Seller on or prior to the Closing;

     (h) all product liability, strict liability or negligence claims with respect to products sold to customers by Seller on or prior to the Closing;

     (i) all worker's compensation expenses and claims for any accident or injury occurring, arising or attributable to any period prior to the Closing (whether discovered before or after such time);

     (j) all claims, liabilities and obligations under all of Seller's group health plans, including, without limitation, medical, dental, life insurance, disability, accident and sickness claims and other welfare plan expenses and claims (including retiree medical and dental claims), incurred by any of Seller's employees and their eligible dependents relating to any accident, injury, illness, sickness or disease occurring, arising or attributable to any period prior to the Closing;

     (k) all obligations of Seller to pay severance benefits, salary, bonuses or any vacation pay to any employee or consultant as a result of the transactions contemplated by this Agreement or as a result of Seller's employment of such employee or engagement of such consultant at any time;

     (l) all liabilities arising on or prior to the Closing Date relating to rebates, price loads, advertising loads, co-op support, new store and/or retail incentives; and

     (m) all other indebtedness, obligations, accounts, suits, liens, claims or proceedings that arise out of real property leases, or which arise out of contracts or dealings with customers, suppliers, sales representatives, distributors, insurers, employees, agents, personal property lessors, lessees, licensors, licensees, consignors or consignees, relating to the Business or the Purchased Assets with respect to any period prior to the effective time of the Closing.

     2.  Purchase Price.
         --------------

     2.1  Deposit.  On or prior to the date hereof, Buyer has paid the sum of
          -------
Two Hundred Fifty Thousand Dollars ($250,000) in cash (the "Deposit") into
                                                            -------
escrow under the Escrow Agreement, dated as of February 13, 1997 (the "Escrow
                                                                       ------
Agreement") substantially in the form of Exhibit A hereto among Buyer, Seller
---------                                ---------
and Weil, Gotshal & Manges LLP, as escrow agent (the "Escrow Agent") (which
                                                      ------------
deposit shall be released pursuant to the Escrow Agreement (i) to Seller at the Closing as part of the Purchase Price or (ii) upon the earlier termination of this Agreement as set forth in Section 3.2).

     2.2  Amount of Purchase Price.  The aggregate purchase price (the "Purchase
          ------------------------                                      --------
Price") for the Purchased Assets shall be an amount equal to the sum of (i)
-----
$22,500,000 payable for the Real Property, the Fixed Assets, the

Additional Equipment and the Other Assets and (ii) an amount equal to the difference between the value of the Inventory as of the Closing Date and $2,000,000 (such value shall be set forth in the Closing Date Inventory as provided in Sections 2.5(a) and 2.5(b)). The Purchase Price and any adjustments to the Purchase Price shall be payable as provided in Sections 2.4 and 2.5.

     2.3  Allocation of Purchase Price.  The Purchase Price and the Assumed
          ----------------------------
Liabilities shall be allocated among the Purchased Assets in accordance with
Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code").
                                                                    ----
Seller and Buyer each shall file a Form 8594 (Asset Acquisition Statement under
Section 1060) on a timely basis reporting such party's allocation of the Purchase Price and the Assumed Liabilities. In addition, Seller and Buyer each shall file any amendment to its Form 8594 required by any adjustment to the Purchase Price pursuant to this Agreement reallocating any portion of the Purchase Price and the Assumed Liabilities to the Purchased Assets.

     2.4  Payment of Purchase Price.  At the Closing, Buyer shall pay to Seller,
          -------------------------
by wire transfer of immediately available funds to an account designated by Seller to Buyer in writing prior to the Closing, the cash amount of the sum of
(i) $22,500,000, less the Deposit and (ii) an amount equal to the Initial Inventory Purchase Price. "Initial Inventory Purchase Price" means an amount in
                            --------------------------------
cash equal to 90% of the difference between (i) the value of the Inventory stated on the inventory statement as at the end of the month immediately preceding the Closing (the "Pre-Closing Inventory Statement") and (ii)
                            -------------------------------
$2,000,000. The Pre-Closing Inventory Statement shall be prepared by Seller in accordance with the provisions of Section 2.6.

     2.5  Adjustments to Purchase Price.
          -----------------------------

     (a) On the Closing Date, representatives of Seller, Buyer and Ernst & Young LLP shall conduct and complete a physical count of the Inventory located at the Plant, or such other alternative procedures as Buyer shall determine to be necessary or appropriate, provided such count is solely for the purpose of calculating the quantity of Inventory and shall not constitute an assessment of the quality or value of such Inventory, which shall be determined in accordance with the process described in Section 2.6. As soon as practicable (but not later than 10 days) after the Closing Date, Seller and Buyer shall jointly prepare an inventory statement for the Inventory as of the Closing Date (the "Closing Date Inventory"), which shall include a computation of the Inventory
-----------------------
Adjustment.  The "Inventory Adjustment" shall equal the positive or negative
                  --------------------
difference between (i) the total dollar amount of the Inventory reflected on the Closing Date Inventory, less $2,000,000 (which amount Buyer and Seller hereby acknowledge is a supplemental inventory value reduction that will be applied in lieu of any other valuation adjustment to be made (the "Valuation Reduction"), other than pursuant to Section 2.6 hereof, in any instance with respect to the Inventory) and (ii) the Initial Inventory Purchase Price.

     (b) If Seller and Buyer cannot agree on a Closing Date Inventory within 10 days after the Closing Date, then Buyer shall designate one of the "Big Six" independent public accounting firms (which firm shall not have any material business relationship with Buyer or Seller or their affiliated entities) (the "Arbiter") to be retained to prepare such Closing Date Inventory for delivery to
--------
Seller and Buyer not later than 5 days following the 10th day after the Closing Date and the Arbiter's determinations contained therein shall be final and binding on Seller and Buyer. All fees and expenses of the Arbiter shall be borne equally by Seller and Buyer.

     (c) Within 3 business days after Seller and Buyer agree on the Closing Date Inventory or the Closing Date Inventory otherwise becomes binding on Seller and Buyer in accordance with this Agreement, (i) if the Inventory Adjustment is positive, then Buyer shall pay (or cause to be paid) to Seller the amount of the Inventory Adjustment by wire transfer of immediately available funds to an account designated by Seller to Buyer in writing prior to such payment, and (ii) if the amount of the Inventory Adjustment is negative, then Seller shall pay (or cause to be paid) to Buyer the amount of the Inventory Adjustment by wire transfer of immediately available funds to an account designated by Buyer to Seller in writing prior to such payment.

     2.6  Statement of Inventory.  Prior to the Closing Date, Seller shall
          ----------------------
deliver to Buyer the Pre-Closing Inventory Statement certified by Seller's Chief Financial Officer as having been prepared in a manner consistent with Seller's past practices, which Pre-Closing Inventory Statement shall set forth the Inventory of Seller valued at the lower of Seller's cost (on a FIFO basis) or market thereof, and shall be calculated on the basis of Seller's December 28, 1996 standard cost figures, giving effect to variances for raw materials, overhead, and lower of cost or market reserves, such cost figures, variances and reserves to be as maintained by Seller in a manner consistent with past practice as reflected in the form of the December 28, 1996 Merchandise Inventory as set forth in Exhibit B. Seller shall make available to Buyer complete supporting
         ---------
detail reports and schedules with respect to such calculations. The Closing Date Inventory shall be prepared on the same terms and basis as the Pre-Closing Inventory Statement.

     2.7  Prorations.  At the Closing (or after the Closing to the extent the
          ----------
necessary calculations cannot be made at the Closing), all operational expenses incurred directly in the operation of the Business, including, without limitation, utility bills, the expense of supplies, the expense of fuel and the like, shall be prorated as of the Closing, with Seller being responsible for and entitled to such items relative to periods prior to the Closing Date and Buyer being responsible for and entitled to such items relative to periods including and after the Closing Date. All personal and real property taxes and special and general assessments relating to the ownership or use of the Purchased Assets or conduct of the Business applicable to any period of time prior to the Closing shall be the sole obligation, responsibility and expense of Seller and shall be paid by the Seller. All such assessments and taxes applicable to periods from and after the Closing shall be the sole obligation, responsibility and expense of Buyer.

     3.  Closing.
         -------

     3.1  Date of Closing.  The closing of the sale and purchase of the
          ---------------
Purchased Assets provided for in Section 1 (the "Closing") shall take place at
                                                 -------
the offices of Jones, Day, Reavis & Pogue, 3500 One Peachtree Street, N.E., Atlanta, Georgia 30308 (or at such other place as the parties may agree) on a date no earlier than one business day and no later than five business days after each of the conditions to the consummation of the sale and purchase hereunder that is specified in Section 7 has been fulfilled (or waived by the party entitled to waive that condition), or as otherwise mutually agreed upon by Seller and Buyer. (The date on which the Closing is held is referred to in this Agreement as the "Closing Date.") At the Closing, the
                  ------------
parties shall execute and deliver the documents referred to in Section 8.

     3.2  Outside Date for Closing.  If the Closing has not been held on or
          ------------------------
before February 21, 1997 (the "Termination Date"), Buyer or Seller may terminate
                               ----------------
this Agreement by written notice to the other. Upon any such termination, this Agreement shall be null and void and neither of the parties shall have any liability arising out of this Agreement except for any liability resulting from breach by such party of this Agreement prior to such termination; provided, that
                                                                  --------
the parties' obligations under Section 6.5 and the confidentiality and nondisclosure provisions contained in this Agreement and in the Confidentiality Agreement dated November 1996, between Buyer and Seller shall survive any termination of this Agreement. In the event this Agreement is terminated prior to Closing and Seller shall not be in breach of any obligation of Seller contained herein that is within Seller's control and is not remedied within 30 days after receipt by Seller of notice in writing specifying the nature of such breach and requesting that it be remedied, then the Deposit will be released to Seller.

     3.3  Returns.  Buyer shall notify Seller promptly in writing of any returns
          -------
to Buyer after the Closing Date of any product sold by Seller prior to the Closing Date. Buyer may elect in the notice to Seller of any such returned product to keep and resell the same at a price at least equal to the price at which such product was originally sold by Seller prior to the Closing Date. If Buyer elects to keep and resell any returned product, Buyer shall promptly pay to Seller the amount of the outstanding account receivable relating to such returned product. If Buyer elects not to keep and resell any returned product, such product shall be shipped at Seller's instruction and cost, and Buyer shall cease to have any responsibility to make any payment to Seller with respect to such returned product.

     3.4  Cooperation on Collection of Accounts Receivable.  Buyer will
          ------------------------------------------------
cooperate with Seller and will use its best efforts to assist Seller in connection with Seller's collection of accounts receivable owing to Seller by customers of the Business. In the event that any account receivable of Seller relating to the Business that arises from goods sold and shipped on or before the Closing Date and not in dispute or more than 90 days past due on the Closing Date (an "Account Receivable") shall, during a
          ------------------
period of 6 months following the Closing Date, become more than 30 days past due, then upon receipt of written notice from Seller to such effect, Buyer shall either (i) purchase such Account Receivable from Seller at the face amount thereof, or (ii) promptly refrain from accepting orders from the Plants to such obligor (and Buyer will not fill any such orders so received using Buyer's other plant facilities) until the past due Account Receivable shall have been paid in full or otherwise settled. The foregoing shall not apply (i) to any sales to J.C. Penney, (ii) any Account Receivable where the obligor has asserted, in good faith, a claim that the unpaid amount is not due and payable because of an alleged defect, short-fall or other deficiency with regard to the merchandise which is the subject of such Account Receivable or (iii) to any orders for merchandise received and accepted by Buyer prior to the receipt of a written notice from Seller.

     3.5  Remittances by Seller and Buyer.
          -------------------------------

     (a) If Seller shall receive on or after the Closing Date any sums with respect to the Purchased Assets, including, without limitation, any sums under an Assumed Contract that are attributable to any period of time subsequent to the Closing, Seller shall promptly cause the same to be remitted to Buyer in the same form received by Seller and, if required, endorsed over to Buyer. Any such sums so received by Seller shall be held in trust by Seller for Buyer to be remitted to or endorsed over as aforesaid.

     (b) If Buyer shall receive, on or after the Closing Date, any sums with respect to the Purchased Assets or the Business, including any payments relating to an account receivable, that in any such case are attributable to any period of time prior to the Closing, then Buyer shall promptly cause the same to be remitted to Seller in the same form received by Buyer and, if required, endorsed over to Seller.

     (c) Any such sums so received by Seller or Buyer shall be held in trust by Seller for Buyer, or by Buyer for Seller, respectively, to be remitted to or endorsed over as provided in this Section 3.5.

     (d) In connection with the foregoing, Buyer and Seller hereby agree to enter into a "Three Party Agreement" by and among Buyer, Seller and Congress Financial

Corporation (Southern) as Agent under Seller's loan agreement

     3.6  All Proceedings.  All proceedings to be taken and all documents to be
          ---------------
executed and delivered by all parties at the Closing shall be deemed to have been taken and executed simultaneously and no proceedings shall be deemed taken or documents executed or delivered until all have been taken, executed and delivered.

     4.  Representations and Warranties of Seller.  Seller represents and
         ----------------------------------------
warrants to Buyer as follows:

     4.1  Due Organization; Good Standing; Qualification.  Seller is a
          ----------------------------------------------
corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller has full corporate power and authority to carry on the Business as now conducted and to own, lease and operate the assets and properties included in the Business. Seller is qualified to do business and is in good standing in each jurisdiction in which the conduct of the Business by it or the ownership of the Real Property by it requires qualification, except where the failure to be so qualified or in good standing would not have a material adverse effect upon any of the Purchased Assets or upon the condition (financial or otherwise), prospects and other operations of the Business, taken as a whole.

     4.2  Due Authority; Due Execution and Delivery; Binding Effect.  The
          ---------------------------------------------------------
execution, delivery and performance by Seller of this Agreement and the other agreements, documents or instruments to be delivered pursuant to this Agreement, and the consummation by Seller of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action by Seller. Each of this Agreement and any other agreement, document and instrument to be delivered pursuant to this Agreement by Seller has been duly executed and delivered by Seller and constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as enforceability may be limited by applicable equitable principles or by bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect affecting the enforcement of creditors' rights generally.

     4.3  No Conflicts; Consents.  The execution, delivery and performance of
          ----------------------
this Agreement or the other
agreements, documents or instruments to be delivered pursuant to this Agreement by Seller, or the consummation of the transactions contemplated hereby or thereby, will not (i) conflict with Seller's certificate of incorporation or by-laws, each as currently in effect, (ii) conflict with, or result in a breach or termination of, or constitute a default under, any material lease, agreement, commitment or other instrument, or any material order, judgment or decree, including, without limitation, the Order Confirming Debtor's Plan of Reorganization dated September 12, 1996, with respect to In re The Bibb Company
                                                         ----------------------
(Case No. 96-1050), to which Seller is a party and by which the Purchased Assets or the Business may be bound, (iii) constitute a violation of any law, regulation, rule or ordinance applicable to Seller, the Purchased Assets or the Business, or (iv) result in the creation of any Lien upon the Purchased Assets or the Business. Except as set forth on Schedule 4.3, no material consent, approval or authorization of, or designation, declaration or filing with, any governmental authority, any lender or lessor or any other person or entity is required in connection with the execution, delivery and performance by Seller of this Agreement or the other agreements, documents or instruments to be delivered pursuant to this Agreement. The representation and warranty contained in the immediately preceding sentence of this Section 4.3 does not include or relate or pertain to environmental matters, which matters shall be governed by Section 4.16.

     4.4  Litigation; Compliance with Laws.  There are no judicial or
          --------------------------------
administrative actions, proceedings or investigations pending or, to the best of Seller's knowledge, threatened, that question the validity of the execution, delivery or performance by Seller of this Agreement and the other agreements, documents or instruments to be delivered by Seller pursuant to this Agreement, or any action taken or to be taken by Seller in connection with this Agreement.

     Except as set forth on Schedules 4.4 and 4.9(m), there is no litigation, proceeding or governmental investigation pending or, to the best of Seller's knowledge, threatened, or any order, injunction or decree outstanding, against or relating to any of the Purchased Assets or the Business, and the Business is not in violation in any material respect of any applicable law, regulation, ordinance or any other applicable requirement of any governmental body or court, and no notice has been received by Seller alleging any such violation.

     4.5  Permits.  Seller possesses all material licenses, franchises, permits
          -------
and governmental authorizations to conduct the business as now conducted (collectively, the "Permits"), all of which are listed on Schedule 4.5. The
                    -------
Permits are in full force and effect, no violations are or have been recorded in respect of any Permit and no proceeding is pending, or to the best of Seller's knowledge, threatened, to revoke or limit any Permit. The representation and warranty contained in this Section 4.5 does not include or relate or pertain to environmental matters, which matters shall be governed by Section 4.16.

     4.6  Taxes.
          -----

     (a) All tax returns required to be filed by or with respect to Seller have been properly prepared and duly and timely filed with the appropriate taxing authorities in all jurisdictions in which such tax returns are required to be filed; and all such tax returns are true, complete and correct in all material respects. Seller has duly and timely paid all taxes that are due, or claimed or asserted by any taxing authority to be due, from or with respect to it for periods covered by such tax returns. There are no outstanding agreements, waivers, or arrangements extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, taxes due from or with respect to the Seller. No claim has been made by a taxing authority in a jurisdiction where Seller does not file tax returns that it is or may be subject to taxation by that jurisdiction in connection with the ownership or use of the Purchased Assets or the conduct of the Business.

     (b) With respect to the employees of the Business, Seller has duly and timely withheld from employee salaries, wages and other compensation and has paid over to the appropriate taxing authorities all amounts required to be so withheld and paid over for all periods under all applicable laws.

     (c) There are no Liens with respect to taxes upon any of the Purchased Assets of Seller.

     (d) Seller is not a foreign person within the meaning of Section 1441 of the Code.

     (e) Seller is not, and during each of the immediately preceding three fiscal years has not been, a member of an affiliated group of corporations filing a consolidated combined or unitary tax return.

     (f) For purposes of this Agreement, the term "tax" means all taxes,
                                                   ---
charges, fees, levies, imposts, duties, and other assessments, including, without limitation, any income, alternative minimum or add-on tax, estimated, gross income, gross receipts, sales, use, transfer, gains, transactions, intangibles, ad valorem, value-added, franchise, registration, title, license, capital, paid-up capital, profits, withholding, payroll, employment, excise, severance, stamp, occupation, premium, recording, real property, personal property, Federal highway use, commercial rent, environmental, windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalties, or additions to tax, and any interest or penalties imposed by any Federal, state, local or foreign taxing authority with respect to the filing, obligation to file or failure to file any tax return and the term "tax return" means any return,
                                                ----------
declaration, report, claim for refund, information return, statement, or other similar document relating to taxes, including any schedule or attachment thereto, and including any amendment thereof.

     4.7  Contracts.  Schedules 1.1(e) and 4.7 contain a list of:  (a) all
          ---------
commitments and agreements for the purchase of any materials or supplies relating primarily to the Business that involve an expenditure by Seller of more than $25,000 for any one contract or from any one person; (b) all leases and other rental agreements for real property relating primarily to the Business under which Seller is either lessor or lessee; (c) all other orders, leases, commitments, agreements and instruments (including, without limitation, mortgages, indentures and other agreements and instruments relating to indebtedness for borrowed money) to which Seller is a party that involve amounts of more than $25,000 and by which the Purchased Assets or the Business may be bound, other than any agreements which are listed on Schedule 4.9(a) and other than any agreements required elsewhere in this Section 4.7; (d) all contracts with the United States Federal government relating to the Business and to which Seller is a party; (e) all other agreements or understandings with customers of the Business that involve a payment to Seller of more than $25,000 for any one contract or any one customer; and (f) all fire, liability and other insurance carried by Seller with respect to the Business or the Purchased Assets, except that Schedules 1.1(e) and 4.7 do not include any contracts, agreements, instruments or other arrangements that constitute or relate to any Excluded Assets. True and complete copies of the orders, leases, commitments, agreements and insurance policies referred to on Schedule 4.7 have been delivered or made available to Buyer, each as amended to date, and each of them is in full force and effect.

     4.8  Absence of Defaults.  Seller has not received notice of any default by
          -------------------
any party under any order, lease, commitment or agreement referred to in Section
4.7 that has not been cured, and neither Seller nor, to the best of Seller's knowledge, any other party to any such order, lease, commitment or agreement is now in violation or breach of, or in default in complying with, any material provision thereof. Seller has not received notice of any plan or intention of any other party to any order, lease, commitment or agreement referred to in
Section 4.7 to exercise any right to cancel or terminate any such order, lease, commitment or agreement and, to the best of Seller's knowledge, no such cancellation or termination has been threatened. None of the customers or suppliers of the Business has refused, or communicated or threatened that it will or may refuse, to purchase or supply goods or services, as the case may be, in any material respect, or has communicated that it will or may substantially reduce the amounts of goods or services that it is willing to purchase from, or sell to, the Business.

     4.9  Employee Benefit Plans and Employee Relations.
          ---------------------------------------------

     (a) Schedule 4.9(a) lists each pension, retirement, disability, medical, dental or other health insurance plan, life insurance or other death benefit plan, profit sharing, deferred compensation, stock option, bonus or other incentive plan, vacation benefit plan, severance plan, payroll practice or other employee benefit plan or arrangement, including any employee plan (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), or any other written or unwritten program, arrangement,
             -----
agreement or understanding covering any Business Employee to which Seller is a party or bound or by which Seller otherwise may have any liability to any Business Employee (all such plans or arrangements being hereinafter referred to collectively as the "Benefit
                     -------

Plans").  For purposes of the preceding sentence, the term "Business Employee"
-----                                                       -----------------
includes all current or former employees, officers, directors and consultants who are or were employed or otherwise entitled to compensation in connection with activities directly involving the Purchased Assets.

     (b) Seller has delivered or made available to Buyer true, correct, and complete copies of all documents relating to the Benefit Plans, including, without limitation: (i) all plan documents, amendments, trust instruments and other material agreements adopted or entered into in connection with each of the Benefit Plans; (ii) all insurance and annuity contracts related to any Benefit Plans; (iii) all administrative notices and forms used for the Benefit Plans, including the notices and election forms used to notify employees and their dependents of their continuation coverage rights under Seller's group health plans; and (iv) the most recently available Form 5500 annual reports, certified financial statements, actuarial reports, summary plan descriptions and favorable determination letters for the Benefit Plans. Since the date these documents were supplied to Buyer, no plan amendments have been adopted and no changes to these documents have been made.

     (c) Except as set forth on Schedule 4.9(c), all of the Benefit Plans in all material respects comply and have been administered in compliance with (i) the provisions of ERISA; (ii) all provisions of the Code applicable to secure the intended tax consequences; (iii) all applicable state and federal securities laws; and (iv) all other applicable laws, rules, regulations and collective bargaining agreements. Seller has not received any written notice from any governmental agency or instrumentality questioning or challenging such compliance.

     (d) Seller has complied in all material respects with the continuation coverage requirements of Section 1001 of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and ERISA Sections 601 through 608 ("COBRA").
 -------

     (e) Except as set forth on Schedule 4.9(e), no Benefit Plan is subject to Title IV of ERISA, and neither Seller nor any ERISA Affiliate has incurred any liability under Title IV of ERISA arising in connection with the termination of any plan covered or previously covered by

Title IV of ERISA that could become, after the Closing Date, an obligation of Buyer or any of its affiliates. For purposes of this Section 4.9, "ERISA
                                                                    -----
Affiliate" means any person or entity that is required to be aggregated with
---------
Seller under Section 414(b), (c), (m) and/or (o) at any time prior to the Closing.

     (f) The Purchased Assets are not, and will not become, subject to any obligation or liability regarding the Benefit Plans.

     (g) Except as set forth on Schedule 4.9(g), neither Seller nor its ERISA Affiliates currently are parties to any multiemployer plan within the meaning of
Section 4001(a)(3) of ERISA (a "Multiemployer Plan").  Neither Seller nor any
                                ------------------
ERISA Affiliates (i) currently have any liability to make any withdrawal liability payment to any Multiemployer Plan; (ii) will incur any such liability for which Buyer or its affiliates may become liable; (iii) are delinquent in making any contributions required to be paid to any Multiemployer Plan; or (iv) are involved in any pending dispute with any Multiemployer Plan.

     (h) Except as identified on Schedule 4.9(h), none of the Benefit Plans provides welfare benefits, including, without limitation, death or medical benefits (whether or not insured) with respect to Business Employees beyond their retirement or other termination service (other than coverage required by COBRA or any similar state law).

     (i) Buyer shall not, as a result of the Closing and consummation of the transactions contemplated by this Agreement, become subject to any liability relating to any Multiemployer Plan.

     (j) Except as set forth on Schedule 4.9(j), all contributions required to have been made by Seller to any "employee pension benefit plan" within the meaning of Section 3(2) of ERISA (a "Pension Plan"), without regard to any
                                     ------------
waivers granted under Section 412 of the Code, have been timely made. Each Pension Plan is intended to be qualified under Section 401 of the Code and its related trust exempt from federal income taxation under Section 501 of the Code, and Seller has not been notified to the contrary by the Internal Revenue Service.

     (k) With respect to the Business, Seller is in compliance with all applicable requirements of the

Immigration and Nationality Act of 1952, as amended by the Immigration Reform and Control Act of 1986, and the regulations promulgated thereunder.

     (l) Except as set forth on Schedule 4.9(l), Seller is not a party to any collective bargaining or other labor agreement relating to the Business.
Current versions of any agreements listed on Schedule 4.9(l) have been delivered to Buyer.

     (m) With respect to the Business, except as set forth on Schedule 4.9(m), Seller (i) has been and is in compliance with all laws, rules, regulations and ordinances respecting employment and employment practices, terms and conditions of employment and wages and hours; and (ii) is not liable for any arrears of wages or penalties for failure to comply with any of the foregoing. With respect to the Business, Seller has not engaged in any unfair labor practice or discriminated on the basis of race, color, religion, sex, national origin, age or handicap in its employment conditions or practices. With respect to the Business, except as set forth in Schedule 4.9(m), there are no (i) unfair labor practice charges or complaints or racial, color, religious, sex, national origin, age or handicap discrimination charges or complaints pending or threatened against Seller before any federal, state or local court, board, department, commission or agency, nor does any basis therefor exist; or (ii) recent, existing or threatened labor strikes, disputes, grievances, controversies or other labor troubles affecting the Business, nor does any basis therefor exist.

     4.10  Real Property.
           -------------

     (a) Schedule 4.10(a) sets forth a list of all of the real property relating to the Business and owned, leased or licensed by Seller, including all unrecorded easements or rights of way granted to Seller.

     (b) The interests of Seller in the parcels of Real Property are free and clear of all Liens, except Permitted Encumbrances (as hereinafter defined).

"Permitted Encumbrances" shall include all easements, servitudes, covenants or
-----------------------
restrictions appearing in the public real estate records, liens for current taxes not yet due and payable, minor imperfections of title, none of which, individually or in the aggregate, materially detracts from the value of or impairs the use of the Real Property for the operation of the Business, and all encumbrances set forth on Schedule 4.10(b) attached hereto. The warranties and representations set forth in this subparagaraph 4.10(b) shall merge with and be replaced and superseded at the Closing by the warranties and representations in the Deeds (as hereinafter defined).

     (c) The copies of the real property tax bills for the Real Property for the current tax year which have been furnished by Seller to Buyer are true and correct copies of all of the tax bills received and paid for the Real Property.

     (d) To Seller's actual knowledge the Real Property and the present condition thereof does not violate any applicable deed restrictions or other covenants, restrictions or agreements, site plan approvals, zoning or subdivision regulations or urban redevelopment plans applicable to the Real Property, as modified by any duly issued variances.

     (e) No written notices of violation of law or municipal ordinances (including but not limited to all building, fire, zoning and other ordinances and regulations applicable to the Real Property) or of Federal, state, county or municipal or other governmental agency regulations, orders or requirements relating to the Real Property have been received by Seller, and Seller has no reason to believe that any such notice will be entered or received.

     (f) To the best of Seller's knowledge, all water, sewer, gas, electricity, telephone and other utilities serving the Real Property are supplied directly to the Real Property by facilities of public utilities and the cost for installation of such utilities has been fully paid.

     (g) There is no action or proceeding (zoning or otherwise) or governmental investigation pending, or, to Seller's actual knowledge, threatened, against or relating to the Real Property or the transfer thereof as contemplated by this Agreement, nor, to Seller's actual knowledge, is there any basis for such action.

     (h) Seller has no actual knowledge of any Federal, state, county or municipal plans to change the highway or road system in the vicinity of the Real Property or to restrict or change access from any such highway or road to the Real Property or of any pending or threatened condemnation of the Real Property or any part thereof or of any plans for improvements which might result in a special assessment against the Real Property.

     (i) The Deeds are the only instruments necessary to convey to Buyer full access to the Real Property pursuant to the roads bounding the Real Property as well as all rights appurtenant to the Real Property in such roads.

     (j) To Seller's actual knowledge, the buildings which are on the Real Property are in an operating condition that is adequate and sufficient for the use to which they are currently put in the Business.

     (k) Except as set forth on Schedule 4.10(k), Seller has not retained anyone to file notices of protest against, or to commence actions to review, real property tax assessments against the Real Property.

     (l) Except as set forth on Schedule 4.10(l), there are no material service, maintenance, employment or any other contracts or agreements which affect the Real Property and to which Seller is a party.

     (m) Schedule 4.10(m) sets forth an accurate schedule of all types and amounts of insurance now maintained by Seller and affecting the Real Property and the only insurance policies carried on the Real Property are those set forth on said Schedule.

     (n) Except as set forth on Schedule 4.10(n), there are no leases executed with respect to the Real Property and, to Seller's knowledge, no person or entity other than Seller has any right of possession to all or any portion of the Real Property, except a right of possession that is a Permitted Encumbrance.

     (o) To the best of Seller's knowledge, to the extent that the Plant encumbers on Real Property not owned by Seller, Seller has obtained appropriate easements therefor and shall transfer Seller's interest in the same to Buyer.

     (p) No person or entity has any option or other right to purchase the Real Property.

     (q) As of December 31, 1996, the aggregate annual lease or easement obligations with respect to the Real Property listed on Schedule 4.10(a) is less than $500.00. All of the leases and licenses referred to on Schedule 4.10(a) are in full force and effect.

     4.11  Tangible Personal Property.  The Fixed Assets and the Additional
           --------------------------
Equipment (i) constitute the only tangible personal property located at the Plants used exclusively in the Business (other than the Inventory and the Excluded Assets) as operated by Seller and (ii) are in an operating condition and repair, subject to normal wear and tear consistent with the age of such properties or assets, that is adequate and sufficient for the use to which it is currently put in the Business.

     4.12  Intangible Property.  Seller owns or possesses adequate licenses or
           -------------------
other rights to use all computer software, software programs, patents, patent applications, trademarks, trademark applications, trade secrets, service marks, trade names, copyrights, inventions, drawings, designs, customer lists, proprietary know-how or information or other rights ("Proprietary Rights") used
                                                      ------------------
in the Business and necessary or appropriate for the operation thereof as operated by Seller. To the best of Seller's knowledge, none of the Proprietary Rights or the Business conflict with or infringe in any respect, and no one has asserted that any of the Proprietary Rights or the Business conflict with or infringe, any Proprietary Right of any third party. To the best of Seller's knowledge, no person is infringing or threatening to infringe on any of the Proprietary Rights of the Business.

     4.13  Title to Purchased Assets.  Seller owns outright and has good and
           -------------------------
marketable title to the Purchased Assets, free and clear of any Liens, except for (i) immaterial assets and properties; (ii) assets and properties disposed of or subject to purchase or sales orders in the ordinary course of business; (iii) Liens set forth on Schedule 1.3 and Schedule 4.13, and liens or other encumbrances securing taxes, assessments, governmental charges or levies, or the claims of materialmen, carriers, landlords and like persons, which are not yet due and payable; (iv) minor liens or other encumbrances of a character which do not materially detract from the Business; and (v) liens that will be discharged at or before the Closing; provided, however, that the representation and
                          --------  -------
warranty contained in this Section 4.13 does not include or relate to the Real Property, which is addressed by the representations and warranties contained in Section 4.10.

          4.14  Inventory.  The Inventory as reflected on the December 28, 1996
                ---------
Merchandise Inventory statement is valued at the lower-of-cost (on a FIFO basis) or market, subject to the Valuation Reduction, in accordance with generally accepted accounting principles ("GAAP") on a consistent basis in accordance with
                                 ----
Seller's past practice. Seller has received no notice of any condition that would adversely affect, in any material respect, the supply of materials available to Seller.

          4.15  Absence of Changes.  Since December 31, 1996, the Business has
                ------------------
been operated in the ordinary course and, except as contemplated by Section 6.2, Seller has not:

          (a) entered into any transaction, or incurred any liability or obligation with respect to the Business, except in the ordinary course of business;

          (b) purchased, sold or transferred, or entered into any agreement for the purchase, sale or transfer of, any assets that are material to the Business, except in the ordinary course of business;

          (c) except as set forth on Schedule 4.15(c), granted or agreed to grant any increase in the salary or compensation of any employee or agent of the Business, or made or entered into any bonus payment, loan or similar arrangement with any employees or agents of the Business, other than annual or other periodic compensation increases in the ordinary course of business (but not a general increase) and in accordance with past practice and other than reasonable and customary travel advances;

          (d) made any change in the accounting methods or practices or made any change in depreciation or amortization policies or rates adopted by Seller with respect to the Business;

          (e) materially changed any of the business policies of the Business, including, without limitation, advertising, marketing, pricing, purchasing, personnel, sales, returns, budget or product acquisition policies; or

          (f) suffered or incurred any damage, destruction or loss (whether or not covered by insurance) affecting the Business.

          4.16  Environmental Matters.
                ---------------------

          (a) Except as set forth in the Phase I Environmental Assessments of the Plants prepared by Water & Air Research, Inc., and dated August 1996, any other reports identified in Section 4.16(b) herein, or on Schedule 4.16:

     (1) the operation of the Seller with respect to the Business and the Business itself are in material compliance with all applicable Environmental Laws;

     (2)(i) Seller has obtained and currently maintains all Environmental Permits necessary for the operation of the Business and is in compliance with such Environmental Permits, (ii) there are no judicial or administrative actions, proceedings or investigations pending or, to the best of Seller's knowledge, threatened to revoke such Environmental Permits, and (iii) Seller has not received any notice to the effect that there is lacking any Environmental Permit required for the current operation of the Business or any property owned, operated or leased by or for the Business;

     (3) there are no judicial or administrative actions, proceedings or investigations pending or, to the best of Seller's knowledge, threatened against Seller with respect to the Business or the assets of the Business alleging the violation of or seeking to impose liability under any Environmental Law or Environmental Permit;

     (4) neither Seller nor, to the best of Seller's knowledge, any predecessor or any former owner or operator of the Plant or any of the Real Property has any knowledge, or has filed any notice under any Environmental Law indicating, with respect to the Business or the operations of the Plant or any of the Real Property, past or present treatment, storage, or disposal of or reporting a Release of Hazardous Material at or from the Plant or any of the Real Property;

     (5) neither Seller with respect to the Business nor any of the Purchased Assets is subject to any outstanding written order, injunction, judgment, decree, ruling, assessment or arbitration award or any agreement under or pursuant to any Environmental Laws or with respect to any Hazardous Material;

     (6) there is not now, nor to the best of Seller's knowledge for all periods prior to Seller's ownership, lease or operation of the Real Property has there been in the past, on, in or under the Real Property (i) any underground storage tanks, (ii) above-ground storage tanks, dikes or impoundments containing Hazardous Materials, (iii) any asbestos-containing materials, (iv) any polychlorinated biphenyls or (v) any radioactive substances except in substantial compliance with applicable Environmental Law; and

     (7) Seller is not subject to any material Environmental Costs and Liabilities, and no facts or circumstances exist that could give rise to Environmental Costs and Liabilities with respect to compliance with Environmental Laws which would materially adversely affect the value of the Real Property.

          (b) Seller has provided Buyer with copies of all environmentally related audits, assessments, studies, reports, analyses and results of investigations relating to the Business and the assets of the Business that are known to Seller or are in Seller's possession, custody or control as follows:
(1) Phase I Environmental Assessment of the Roanoke Plant 2/Roanoke Yarn Dye Property in Roanoke Rapids, North Carolina (August 1996), (2) Phase I Environmental Assessment of the Rosemary Complex, Roanoke Rapids, North Carolina (August 1996); (3) Comprehensive Site Assessment, Roanoke No. 2 Plant, Roanoke Rapids, North Carolina (January 1995); (4) Report of Four Tank Removals, Rosemary and Roanoke No. 2 Plants, Roanoke Rapids, North Carolina (December
1993); and (5) Environmental Audit Report, Roanoke Rapids (December 1995).

          (c)  For purposes of the foregoing Section 4.16:

          "Environmental Costs and Liabilities" shall mean any and all losses,
           -----------------------------------
liabilities, obligations, damages, fines, penalties, judgments, actions, claims, costs and expenses (including fees, disbursements and expenses of legal counsel, experts, engineers and consultants and the costs of investigation and feasibility studies, remedial or removal actions and cleanup activities) arising from or under any Environmental Law or Environmental Claim or any order or agreement now in effect with any governmental entity or other person.

          "Environmental Law" means any applicable federal, state, local or
           -----------------
foreign law (including common law), statute, code, ordinance, rule, regulation or other requirement relating to the environment, natural resources, or public and employee health and safety and includes, but is not limited to, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C.
(S)(S) 9601, et seq. ("CERCLA"), the Hazardous Materials Transportation Act, 49
             -- ----   ------
U.S.C. (S)(S) 1801, et seq. ("RCRA"), the Resource Conservation and Recovery
                    -- ----   ----
Act, 42 U.S.C. (S)(S) 6901, et seq., the Clean Water Act, 33 U.S.C. (S)(S) 1251
                            -- ----
et seq., the Clean Air Act, 33 U.S.C. (S)(S) 2601, et seq., the Toxic Substances
-- ----
Control Act, 15 U.S.C. (S)(S) 2601, et seq., the Federal Insecticide, Fungicide,
                                    -- ----
and Rodenticide Act, 7 U.S.C. (S)(S) 136, et seq., the Oil Pollution Act of
                                          -- ----
1990, 33 U.S.C. (S)(S) 2701, et seq., the Federal Safe Drinking Water Act, 42
                             -- ----
U.S.C. (S)(S) 300F, et seq., and the Occupational Safety and Health Act, 29
                    -- ----
U.S.C. (S)(S) 651, et seq., as such laws have been amended or supplemented, and
                   -- ----
the regulations promulgated pursuant thereto, and all analogous state or local statutes, all as in effect on the date hereof.

          "Environmental Permit" means any permit, approval, authorization,
           --------------------
license, variance, registration or permission required under any applicable Environmental Law.

          "Hazardous Material" means any substance, material or waste that is
           ------------------
regulated by any governmental entity as a "hazardous waste," "hazardous material," "hazardous substance," "extremely hazardous substance," "restricted hazardous waste," "contaminant," "toxic waste," "toxic substance" or words of similar import, including, without limitation, petroleum, petroleum products (including crude oil and any fraction thereof), asbestos, asbestos-containing materials, urea formaldehyde and polychlorinated biphenyl.

          "Release" means any release, spill, emission, leaking, pumping,
           -------
pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching or migration on or into the indoor or outdoor environment or into or out of any property.

          (d) The representations and warranties contained in this Section 4.16 are the only representations and warranties that include or relate or pertain to environmental matters, and environmental matters are specifically excluded from all other representations and warranties contained in this Article 4.

          4.17  Financial Statements.  All of the financial statements
                --------------------
identified below (collectively, the "Financial Statements"), copies of which
                                     --------------------
have been delivered to Buyer, (a) have been prepared in accordance with the books and records of the Business, on a consistent basis, and (b) present fairly the financial condition and results of operations of the Business, as of the dates and for the periods indicated, subject to normal year-end adjustments in the case of the interim statements; provided, however, that there
                                                   --------  -------
shall be no extraordinary year-end adjustments. The Financial Statements consist of:

                (i) unaudited statement of net assets of the Business at each of December 31, 1994, December 31, 1995 and December 31, 1996, and statements of income and cash flows of the Business for the years then ended, as prepared from, and in conformity with, the audited consolidated financial statements of Seller and its subsidiaries for the years then ended except as otherwise set forth in the notes thereto;

                (ii) unaudited statement of net assets of the Business at March 30, 1996, June 30, 1996 and September 30, 1996, and statements of income and cash flows of the Business for the periods then ended; and

                (iii) unaudited monthly statement of net assets and statements of income and cash flows for the past six months prior to the date hereof.

          4.18  Certain Payments.  To the knowledge of Seller, none of Seller
                ----------------
or any director, officer or employee of Seller has paid or caused to be paid, directly or indirectly, in connection with the Business (a) to any government or agency thereof, any supplier or customer or any agent of any supplier or customer any bribe, kickback or other similar payment, or (b) any contribution to any political party or candidate (other than from personal funds of directors, officers or employees not reimbursed by their respective employers or as otherwise permitted by applicable law).

          4.19  Accuracy of Documents.  All copies of documents and agreements
                ---------------------
delivered to Buyer by or on behalf of Seller in connection with this Agreement and the transactions contemplated hereby are true and accurate copies of such documents and agreements.

          4.20  Pre-1988 Claims.  Seller has no knowledge of any claims or
                ---------------
liabilities relating to the Purchased Assets arising from or attributable to the period of time before May 13, 1988.

          5.    Representations and Warranties of Buyer.  Buyer represents and
                ---------------------------------------
warrants to Seller as follows:

          5.1   Due Organization; Good Standing.  Buyer is a corporation duly
                -------------------------------
organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has full corporate power and authority to enter into and to perform this Agreement and any other agreement, document or instrument to be delivered by Buyer pursuant to this Agreement and to consummate the transactions contemplated hereby and thereby.

          5.2   Due Authority; Due Execution and Delivery; Binding Effect.  The
                ---------------------------------------------------------
execution, delivery and performance by Buyer of this Agreement and the other agreements, documents and instruments to be delivered pursuant to this Agreement, and the consummation by Buyer of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action by Buyer. Each of this Agreement and any other agreement, document and instrument to be delivered pursuant to this Agreement by Buyer has been duly executed and delivered by Buyer and constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

          5.3   No Conflicts; Consents.  The execution, delivery and performance
                ----------------------
by Buyer of this Agreement or the other agreements, documents or instruments to be delivered pursuant to this Agreement by Buyer, or the consummation of the transactions contemplated hereby or thereby, will not (i) conflict with the certificate of incorporation or by-laws of Buyer, each as currently in effect,
(ii) conflict with, or result in a breach or termination of, or constitute a default under, any lease, agreement, commitment or other instrument, or any order, judgment or decree, to which Buyer is a party or by which it or its properties are bound or (iii) constitute a violation of any law, regulation, rule or ordinance applicable to Buyer. No consent, approval or authorization of, or designation, declaration or filing with, any governmental authority, any lender or lessor or any other person or entity is required on the part of Buyer in connection with the execution, delivery and performance by Buyer of this Agreement and the other agreements, documents or instruments to be delivered pursuant to this Agreement, except for required filings with the Federal Trade Commission and the Department of Justice pursuant to the HSR Act with respect to its acquisition of the Purchased Assets.

          5.4  Litigation.  There are no judicial or administrative actions,
               ----------
proceedings or investigations pending or, to the best of Buyer's knowledge, threatened, that question the validity of the execution, delivery or performance by Buyer of this Agreement and the other agreements, documents or instruments to be delivered by Buyer pursuant to this Agreement, or any action taken or to be taken by Buyer in connection with this Agreement.

          6.   Further Agreements of the Parties.
               ---------------------------------

          6.1  Access to Information.  Seller shall give to Buyer and its
               ---------------------
counsel, accountants, environmental consultants and other representatives reasonable access during normal business hours, and in such a manner as not to disrupt normal business activities, throughout the period prior to the Closing to the property, books, commitments, agreements, records, tax returns and other tax records, files and personnel of the Business and the Purchased Assets so as to afford Buyer full opportunity to make such review, examination and investigation of the Business as Buyer may desire to make and, at Buyer's sole expense, Seller shall furnish to Buyer all copies of documents and information concerning the business and affairs of the Business as Buyer may reasonably request. Buyer shall hold all such information and documents so received in accordance with and subject to the terms of the Confidentiality Agreement, dated November 1996, between Buyer and Seller.

          6.2  Conduct of the Business Pending the Closing. Until the Closing,
               -------------------------------------------
Seller shall comply with the provisions set forth below and, except as otherwise expressly permitted by this Agreement, shall not take any of the actions or do any of the things proscribed in such provisions without the prior written consent of Buyer:

          (a) the Business shall be operated only in the ordinary course consistent with the Company's historical practice and shall not incur or pay any obligation or liability that is unusual in nature or amount;

          (b) Seller shall promptly notify Buyer in writing of, and furnish to Buyer any information Buyer may request with respect to, the occurrence of any event or the existence of any state of facts that would result in any of Seller's representations and warranties not being true if they were made at any time prior to or as of the date of the Closing;

          (c) Seller shall not enter into any merger or consolidation agreement affecting the Purchased Assets or the Business in any respect;

          (d) Seller shall maintain and preserve the organization of the Business intact, retain the Business' present employees located in Roanoke Rapids, North Carolina, so that they will be available to Buyer, in accordance with the terms of this Agreement and the Human Resources Agreement, after the Closing, and maintain Seller's relationships with the Business' customers, suppliers and others having business relations with the Seller;

          (e) Seller shall maintain in full force and effect all insurance coverage relating to the Purchased Assets and set forth on Schedule 4.10(m) (or policies at least providing substantially the same coverage);

          (f) Seller shall not grant or agree to grant any increase in rate of salaries or compensation of any employee or agent of the Business nor shall Seller make any loan or advance to any employees or agents of the Business, other than annual or other periodic compensation increases in the ordinary course of business and consistent with past practice and other than reasonable and customary travel advances;

          (g) Seller shall maintain the Purchased Assets in good and merchantable condition consistent with historical practice, ordinary wear and tear excepted, in order to conduct the Business on the Closing Date as contemplated to be conducted by Buyer;

          (h) Seller shall not enter into or be a party to any transaction relating to the Business with any of its affiliates or with any third party in which the amount of such transaction exceeds $25,000;

     (i) Seller shall not materially change, nor enter into any transaction inconsistent with, any of its business policies relating to the Business, including, without limitation, advertising, investment, marketing, pricing, purchasing, production, personnel, sales, returns, budget or production acquisition policies;

     (j) Seller shall not make any change in its accounting methods or practices, or make any change in depreciation or amortization policies or rates adopted by it, with respect to the Business or the Purchased Assets; and

     (k) Seller shall not sell or otherwise dispose of any of the Fixed Assets.

     6.3  Other Action.  Each of the parties shall use its best efforts to cause
          ------------
the fulfillment at the earliest   practicable date of all of the conditions to
their respective obligations to consummate the sale and purchase of the Purchased Assets under this Agreement.

     6.4  HSR Act Filings.  Each party hereto shall, in cooperation with the
          ---------------
other, file any additional reports or notifications that may be required to be filed by it under the HSR Act with the Federal Trade Commission and the Antitrust Division of the Department of Justice, and shall furnish to the other all such information in its possession as may be necessary for the completion of the reports or notifications to be filed by the other.

     6.5  Expenses.  Except as otherwise specifically   provided in this
          --------
Agreement, Buyer and Seller shall bear their own respective expenses incurred in connection with this Agreement and in connection with all obligations required to be performed by each of them under this Agreement.

     6.6  Publicity.  Neither Buyer nor Seller nor their respective affiliates
          ---------
shall issue or cause publication of any press release or other announcement or public communication of any kind with respect to this Agreement or the transactions contemplated hereby or otherwise disclose this Agreement or the transactions contemplated hereby to any third party (other than attorneys, advisors and accountants to Seller or Buyer) without the consent of the other party hereto, which consent shall not be unreasonably withheld; provided, that
                                                                --------
nothing herein shall prohibit any
party from issuing or causing publication of any press release, announcement or public communication to the extent that such party deems such action to be required by law; and provided, further, that such party shall, whenever
                     --------  -------
practicable, consult with the other party concerning the timing and content of such press release, announcement or communication before the same is issued or published.

     6.7  Preservation of Records.  Each of Buyer and Seller agree that it shall
          -----------------------
preserve and keep the records of the Business acquired pursuant to this Agreement or retained by Seller, as the case may be, for a period of 5 years from the Closing, or for any longer period as may be required by any government agency or ongoing audit, administrative proceeding or litigation, and shall make such records and personnel available to the other as may be reasonably required by the other in connection with, among other things, the filing of any tax return or report by, or any insurance claims by, legal proceedings against or governmental investigations (including tax audits) of Buyer or Seller. If a party wishes to destroy such records after that time, it shall first give 90 days' prior written notice to the other party and the other party shall have the right, at its option and expense, upon prior written notice given within that 90-day period, to take possession of the records within 180 days after the date of such notice.

     6.8  Employee and Employee Benefit Matters.  Concurrently with the
          -------------------------------------
execution of this Agreement, Seller and Buyer shall enter into the Human Resources Agreement in the form attached hereto as Exhibit C.
                                                   ---------

     6.9  Title.
          -----

     (a) Buyer represents, warrants and agrees that it has ordered or shall order from a reputable title insurance company (the "Title Company") a title
                                                     -------------
report with respect to the properties designated as fee parcels on Schedule 4.10(a) in order to obtain ALTA Form B owner's extended coverage title insurance policies (or such equivalent policies as may conform with local practices) and agrees to deliver to Seller a copy thereof promptly upon receipt of the same.
If the title report discloses title defects or exceptions to title that are not included on Schedule 4.10(a) hereof, Buyer, within 10 days of receipt of the same, shall notify Seller of such defects or exceptions. Seller shall have the right to attempt to cause the Title Company to omit such defects or exceptions from the title insurance policy or affirmatively to insure such defects or exceptions, unless such defects or exceptions shall individually, or in the aggregate, have a material adverse effect on the value or operation of the Business, taken as a whole (a "Substantial Title Defect"), and, for such purposes, Seller shall be entitled to
-------------------------
one reasonable extension of the date set forth in Section 3.2. If (a) there shall be a Substantial Title Defect that would continue in effect beyond such extension of the Closing Date, or (b) if the Title Company or any other title company reasonably acceptable to Buyer shall refuse to issue title policies substantially in the form referred to above, Buyer may elect (i) to terminate this Agreement or (ii) to purchase all of the Purchased Assets subject to such Substantial Title Defect and without any reduction in the Purchase Price.

     (b) Seller agrees to undertake all reasonable actions and to incur all reasonable expenses that are customarily borne by a seller to permit Buyer to obtain such title insurance.

     (c) The premium for Buyer's title insurance policy and all related charges and survey costs shall be borne by Buyer.

     6.10  Casualty Event.  The provisions of this Section 6.10 shall apply in
           --------------
the event ("Casualty Event") of (i) any damage or destruction to the Purchased
            --------------
Assets or any other event which in any material respect prevents the normal and usual conduct of the Business or (ii) any other damage or destruction to the Purchased Assets which would result in the non-occurrence of a condition precedent to Buyer's obligation to consummate this Agreement. If a Casualty Event shall occur and Seller has not remedied the Casualty Event as of the Closing Date so as to restore in all material respects the normal and usual conduct of the Business or fulfill such condition precedent to Buyer's obligation to consummate the Agreement, Seller shall be entitled to one reasonable extension of the date set forth in Section 3.2. In the event that Seller has not remedied the Casualty Event by the end of the applicable extension period, or if the Closing Date is not so extended, Buyer may terminate this Agreement or proceed to close this Agreement on the Closing Date, in which event Seller shall, as Buyer's sole and exclusive remedy for the Casualty Event, pay or assign to Buyer the proceeds from any insurance policies covering the Purchased Assets subjects to the Casualty Event to the extent such proceeds are received by Seller and have not been used in or committed to the restoration or replacement of the Purchased Assets subject to the Casualty Event as of the Closing Date.

     6.11  Transition Agreement. On or prior to the Closing, the parties shall
           --------------------
enter into a transition agreement (the "Transition Agreement") substantially in
                                        --------------------
the form of Exhibit D hereto.
            ---------

     6.12  Payment of Sales Taxes and Transfer Taxes, Etc.  On or prior to the
           -----------------------------------------------
Closing, Seller shall timely file all sales tax returns with respect to sales occurring in connection with the Business prior to or on the Closing Date (other than sales or transfers pursuant to this Agreement). All filing fees and sales, use, transfer, document, recording (real estate or otherwise), gross receipt and similar taxes, of any nature whatsoever, applicable to or resulting from the sale and purchase of the Purchased Assets and the Business shall be borne by Seller.

     6.13  Cooperation.  Seller shall cooperate with Buyer and identify for
           -----------
Buyer all Permits necessary or appropriate to operate the Business from and after the Closing and will either, where permissible, transfer existing Permits of Seller to Buyer or, where not permissible, assist Buyer in obtaining new Permits for Buyer.

     6.14  Delivery of Monthly Financial Statements and Inventory Statements.
           -----------------------------------------------------------------
Until the Closing Date, the Seller shall furnish (or cause to be furnished), to Buyer (a) within 25 days after the end of each fiscal month, an unaudited statement of net assets and income and cash flows statements and an Inventory statement of the Business for such month and (b) a certificate of Seller's Chief Financial Officer certifying that such statements are true, correct and complete in all material respects.

     6.15  Indemnification of Brokerage.  Seller and Buyer each represent and
           ----------------------------
warrant to the other that no broker, finder, agent or similar intermediary has acted on its behalf in connection with this Agreement or the transactions contemplated hereby, and that there are no brokerage commissions, finders' fees or similar fees or commissions payable in connection therewith based on any agreement, arrangement or understanding. Seller and Buyer each agree to indemnify the other and save the other harmless from any claim or demand for commission or other compensation by any broker, finder, agent or similar intermediary claiming to have been employed by or on its behalf and to bear the cost of the legal expenses incurred by the other in defending against any such claim.

     6.16  Assignment of Assumed Contracts.
           -------------------------------

     (a) To the extent that any Assumed Contract is not capable of being transferred or assigned by Seller to Buyer (a "Transfer") without the consent,
                                               --------
approval or waiver of a third party or other entity, or if such Transfer or attempted Transfer would constitute a breach of such Assumed Contract or a violation of any law, statute, rule, regulation, ordinance, order, code, arbitration award, judgment, decree or other legal requirement of any governmental entity, nothing in this Agreement will constitute a Transfer or an attempted Transfer thereof.

     (b) Seller will use its best efforts, and Buyer will cooperate with Seller in such efforts, to obtain such consents, approvals and waivers to resolve the impracticalities of Transfer referred to in Section 6.16(a) and to obtain any other consents, approvals and waivers necessary to Transfer to Buyer all of such Assumed Contracts.

     (c)  To the extent that the consents, approvals and waivers referred to in
Section 6.16(a) are not obtained by Seller, or until the impracticalities of Transfer referred to therein are resolved, Seller will, during the terms of the affected Assumed Contract, use its best efforts to (i) cooperate in any reasonable and lawful arrangement designed to provide such benefits to Buyer, and (ii) enforce, at the written request of Buyer, for the account of Buyer, any rights of Seller arising from any such Assumed Contract (including the right to elect to terminate such Assumed Contract in accordance with the terms thereof, upon the prior written consent and advice of Buyer).

 7.  Conditions to Closing.
     ---------------------

     7.1  Conditions Precedent to Obligations of Buyer. The obligation of Buyer
          --------------------------------------------
to consummate the purchase under this Agreement is subject to the fulfillment, prior to or at the Closing, of each of the following conditions (any or all of which may be waived by Buyer):

     (a) all representations and warranties of Seller shall be true and correct in all material respects (except as to those representations and warranties which by their terms are qualified by some standard of materiality, which representations and warranties shall be true and correct in all respects) at and as of the time of the Closing with the same effect as if made at and as of that time;

     (b) Seller shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Seller prior to or at the Closing;

     (c) Buyer shall have been furnished with a certificate (dated the Closing Date and in form and substance reasonably satisfactory to Buyer) executed by the Chief Executive Officer of Seller certifying to the fulfillment of the conditions specified in Sections 7.1(a) and 7.1(b);

     (d) Buyer shall have been furnished with an opinion of Jones, Day, Reavis & Pogue, counsel to Seller, substantially in the form of Exhibit E hereto;
                                                         ---------

     (e) the waiting period under the HSR Act, if applicable, shall have expired or been earlier terminated;

     (f) there shall not be in effect any injunction or restraining order issued by a court of competent jurisdiction in an action or proceeding against the consummation of the sale and purchase of the Purchased Assets pursuant to this Agreement;

     (g) Seller shall have delivered to Buyer evidence of its payment, on or prior to the Closing, of all obligations to The Bank of New York relating to leased equipment included in the Purchased Assets;

     (h) Since the date hereof, there shall not have been any material adverse change in the Purchased Assets or in the condition (financial or otherwise), prospects or operations of Seller or the Business and no such change shall have been threatened;

     (i) Seller shall have delivered to Buyer the Pre-Closing Inventory Statement; and

     (j) all proceedings to be taken and all documents to be executed and delivered by Seller in connection with the consummation of the transactions contemplated hereby, including, without limitation, the documents listed in
Section 8.1, shall be reasonably satisfactory in form and substance to Buyer and its counsel and shall be delivered to Buyer.

     7.2  Conditions Precedent to Obligations of Seller.  The obligation of
          ---------------------------------------------
Seller to consummate the sale under this Agreement is subject to the fulfillment, prior to or at the Closing, of each of the following conditions (any or all of which may be waived by Seller):

     (a) all representations and warranties of Buyer shall be true in all material respects (except as to those representations and warranties which by their terms are qualified by some standard of materiality, which representations and warranties shall be true and correct in all respects) at and as of the time of the Closing with the same effect as though those representations and warranties had been made at and as of that time;

     (b) Buyer shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by it prior to or at the Closing;

     (c) Seller shall have been furnished with a certificate (dated the Closing Date and in form and substance reasonably satisfactory to Seller) executed by the Chief Operating Officer of Buyer certifying to the fulfillment of the conditions specified in Sections 7.2(a) and 7.2(b);

     (d) Seller shall have been furnished with an opinion of Weil, Gotshal & Manges LLP, counsel to Buyer, substantially in the form of Exhibit F hereto;
                                                           ---------

     (e) the waiting period under the HSR Act, if applicable, shall have expired or been earlier terminated;

     (f) there shall not be in effect any injunction or restraining order issued by a court of competent jurisdiction in an action or proceeding against the consummation of the sale and purchase of the Purchased Assets pursuant to this Agreement;

     (g) all proceedings to be taken and all documents to be executed and delivered by Buyer in connection with the consummation of the transactions contemplated hereby, including, without limitation, the documents listed in
Section 8.2, shall be reasonably satisfactory in form and substance to Seller and its counsel and shall be delivered to Seller;

     (h) Seller shall have obtained any consents, approvals or waivers required pursuant to that certain Loan and Security Agreement, by and among Congress Financial Corporation (Southern), as Agent, the Lenders parties thereto, and Seller (f/k/a The New Bibb Company), dated as of September 12, 1996, as amended, for the execution of this Agreement and the consummation of the transactions contemplated hereby; and

     (i) Buyer shall have paid to Seller the portion of the Purchase Price described in Section 2.4.

     8.  Documents to Be Delivered at the Closing.
         ----------------------------------------

     8.1  Documents to Be Delivered by Seller.  At the Closing, Seller shall
          -----------------------------------
deliver, or cause to be delivered, to Buyer the following:

     (a) a bill of sale and assignment in a form that is mutually acceptable to Buyer and Seller and certificates of title, dated the Closing Date, transferring to Buyer the Purchased Assets;

     (b) executed limited or special warranty deeds (each of such deeds substantially in the form of Exhibit G, with such additional changes as are mutually agreed upon between Buyer and Seller) (collectively, the "Deeds"), in
                                                                   -----
proper statutory short form for recording, so as to convey to Buyer Seller's right, title and interest in and to the Real Property;

     (c) a copy of the resolutions of the board of directors of Seller authorizing the execution, delivery and performance of this Agreement and any agreements, documents or instruments to be delivered pursuant to this Agreement by Seller, and a certificate of Seller's secretary or assistant secretary, dated the Closing Date, that such resolutions were duly adopted and are in full force and effect as certified;

     (d)  the certificate referred to in Section 7.1(c);

     (e)  the opinion referred to in Section 7.1(d);

     (f)  the Transition Agreement;

     (g)  the Human Resources Agreement;

     (h) a certificate of the Secretary or Assistant Secretary of Seller certifying as to the incumbency and signatures of the officers of Seller who have executed documents delivered at the Closing on behalf of Seller;

     (i) a certificate of good standing, dated within 5 days of the Closing Date, from the Secretary of State of the State of Delaware, establishing that Seller is in existence and is in good standing to transact business in such state;

     (j) foreign qualification certificates, dated within 5 days of the Closing Date, of the Secretaries of State of the states in which Seller, with respect to the Business, is qualified to do business, to the effect that Seller is qualified to do business and is in good standing as a foreign corporation in each of such states;

     (k) all authorizations, consents, approvals, permits and licenses referenced on Schedule 4.3, to the extent obtained by the Closing Date;

     (l) copies of all owners' title insurance policies insuring Seller; and

     (m)  such other documents as Buyer may reasonably request.

     8.2  Documents to Be Delivered by Buyer.  At the Closing, Buyer shall
          ----------------------------------
deliver to Seller the following:

     (a) an executed instrument of assumption, dated the Closing Date, pursuant to which Buyer shall assume all of the Assumed Liabilities;

     (b) a copy of the resolutions of the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and any agreements, documents or instruments to be delivered pursuant to this Agreement by

Buyer, and a certificate of Buyer's secretary or assistant secretary, dated the Closing Date, that such resolutions were duly adopted and are in full force and effect as certified;

     (c)  the certificate referred to in Section 7.2(c);

     (d)  the opinion referred to in Section 7.2(d);

     (e)  the Transition Agreement;

     (f) copies of all title insurance policies obtained by Buyer with respect to the Real Property;

     (g)  the Human Resources Agreement;

     (h) a certificate of the Secretary or Assistant Secretary of Buyer certifying as to the incumbency and signatures of the officers of Buyer who have executed documents delivered at the Closing on behalf of Buyer;

     (i) a certificate of good standing, dated within five (5) days of the Closing Date, from the Secretary of State of the State of Delaware, establishing that Buyer is in existence, has paid all franchise taxes that are due and payable and otherwise is in good standing to transact business in such state; and

     (j)  such other documents as Seller may reasonably request.

     9.  Indemnification and Related Matters.
         -----------------------------------

     9.1  Indemnification by Seller.  Subject to the terms and conditions of
          -------------------------
this Article 9, Seller shall indemnify, defend and hold harmless Buyer, its Affiliates and each of their respective directors, officers, employees agents, shareholders, partners or other representatives (collectively, "Buyer's
                                                                -------
Indemnitees") from and against any and all losses, claims, obligations,
-----------
assessments, penalties, liabilities, costs, damages and reasonable attorneys' fees and expenses (collectively, "Damages"), asserted against or incurred by
                                  -------
Buyer by reason of or resulting from:

     (a) a breach by Seller of any representation, warranty, covenant or agreement of Seller contained herein;

     (b)  any taxes for which Seller is liable pursuant to Section 6.12;

     (c) any violation of, or failure to comply with the fraudulent conveyance or preferential transfer laws of the United States (including any bulk sales laws) or any state in connection with the transactions contemplated herein; or

     (d) any liability of Seller that is not an Assumed Liability (including, without limitation, any Excluded Liabilities);

provided, however, that (x) Seller shall not be required to indemnify Buyer's
--------  -------
Indemnitees pursuant to Section 9.1(a) unless and until the amount of all Damages for which indemnity is sought with respect thereto shall exceed $100,000, at which point Seller shall be obligated to indemnify Buyer's Indemnitees only for additional Damages in excess of $100,000, and (y) in no event shall Seller be liable to Buyer's Indemnitees pursuant to Section 9.1(a) in an amount in excess of $11,250,000, and further provided that in no event shall Seller have any indemnity obligation pursuant to this Section 9 with respect to any claims or demands for Damages with respect to actions, matters or events that are asserted to have occurred or arisen from, or are attributable or related to, the Business or the Purchased Assets during any period of time prior to May 13, 1988.

     9.2  Indemnification by Buyer.  Subject to the terms and conditions of this
          ------------------------
Article 9, Buyer shall indemnify, defend and hold harmless Seller, its Affiliates and each of their respective directors, officers, employees agents, shareholders, partners or other representatives from and against any and all Damages asserted against or incurred by Seller by reason of or resulting from:

     (a) a breach by Buyer of any representation, warranty, covenant or agreement of Buyer contained herein or in any agreement, document or instrument delivered by or binding upon Buyer pursuant to this Agreement;

     (b) the failure of Buyer to pay, perform and discharge when due any of the Assumed Liabilities; or

     (c) any claims by third parties against Seller relating solely to the performance by Buyer under the Assumed Contracts from and after the Closing.

     9.3  Limitations.
          -----------

     (a) Notice.  All claims made by Buyer or Seller for indemnification from
         ------
Damages shall be in writing and shall set forth in reasonable detail the identity and nature of such claim and be made in accordance with the other procedures set forth in this Article 9.

     (b)  Time Limits.  In no event shall Seller or Buyer be obligated to
          -----------
indemnify Buyer or Seller, as the case may be, under Section 9.1 or 9.2, respectively, if Buyer or Seller first notifies the other party of such breach after the expiration date of such representation or warranty as set forth in
Section 9.8.

     9.4  Conditions of Indemnification.  The respective obligations and
          -----------------------------
liabilities of any party obligated to provide indemnification under Sections 9.1 and 9.2 (each, an "indemnifying party") to the parties entitled to
                   ------------------
indemnification under Sections 9.1 and 9.2 (each, the "party to be indemnified")
                                                       -----------------------
with respect to claims of any person or entity who is not a party to this Agreement shall be subject to the following terms and conditions:

     (a) Within 30 days (or by the date 10 days prior to such earlier date as might be required to avoid prejudicing the indemnifying party's position) after receipt of written notice of the assertion of any claim or the commencement of any action by any person or entity who is not a party to this Agreement evidenced by service of process or other legal pleading and a written estimate (if reasonably possible) of the Damages that have been or could be sustained by the party to be indemnified, the party to be indemnified shall give the indemnifying party written notice thereof together with a copy of such claim, process or other legal pleading, and the indemnifying party shall have the right to undertake the defense thereof by representatives of its own choosing and at its own expense; provided, that the party to be indemnified may participate in
                 --------
the defense (subject to the indemnifying party's right to control) with counsel of its own choice, the fees and expenses of which counsel shall be paid by the party to be indemnified unless (i) the indemnifying party has agreed to pay such fees and expenses, (ii) the indemnifying party has failed to assume the defense of such action as specified in Section 9.4(b) below or (iii) the named parties to any such action (including any impleaded parties) include both the indemnifying party and the party to be indemnified and the party to be indemnified has been advised by counsel that there may be one or more legal defenses available to it that are different from or additional to those available to the indemnifying party, such that the same counsel cannot in good faith represent both the indemnifying party and the party to be indemnified (in which case, if the party to be indemnified informs the indemnifying party in writing that it elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such action on behalf of the party to be indemnified, it being understood, however, that the indemnifying party shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys at any time for the party to be indemnified, which firm shall be designated in writing by the party to be indemnified).

     (b) If the indemnifying party has not, by the 30th day after receipt of notice of any such claim (or the date 10 days prior to such earlier date after receipt of such notice by which an answer or other pleading must be served in order to prevent judgment by default in favor of the person asserting such claim), elected to defend against such claim, the party to be indemnified will (upon further notice to the indemnifying party) have the right to undertake the defense, compromise or settlement of such claim on behalf of and for the account and risk of the indemnifying party and at the indemnifying party's expense, subject to the right of the indemnifying party to assume the defense of such claims at any time prior to settlement, compromise or final determination thereof, it being understood, however, that the indemnifying party shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys at any time for the party to be indemnified (and one separate firm of local counsel, as necessary), which firm shall be designated in writing by the party to be indemnified.

     (c) Notwithstanding the foregoing, the indemnifying party or the party to be indemnified shall not settle any claim without the consent of the other party (which consent shall not be unreasonably withheld).

     (d) The party to be indemnified and the indemnifying party will each cooperate with all requests of the other with respect to any matter involving indemnification under this Section 9.

     (e) A notice of facts that are the basis of an indemnification claim under this Article 9 shall specify in reasonable detail (a) the nature of the claim,
(b) if known, the approximate date of the claim and the amount or an estimate of the amount of the claim, and (c) the basis upon which the claim for indemnification is made.

     9.5  Treatment of Payment.  Buyer and Seller agree to treat any indemnity
          --------------------
payment made pursuant to this Agreement as an adjustment to the Purchase Price for federal, state, local and foreign income tax purposes.

     9.6  Insurance Proceeds.  To the extent a party to be indemnified has
          ------------------
received proceeds of insurance with respect to a matter for which it is to be indemnified hereunder, the indemnification obligation of the indemnifying party shall be reduced to the extent of the net insurance proceeds received by the party to be indemnified, unless the insurance company is subrogated to the rights of the party to be indemnified.

     9.7  Remedies.  The remedies provided in this Article 9 shall be exclusive
          --------
of any other rights or remedies available to one party against the other for the matters described in Sections 9.1 and 9.2, except with respect to any remedy based upon actual fraud.

     9.8  Survival of Representations, Warranties and Covenants.
          -----------------------------------------------------
Notwithstanding any provision in this Agreement or in any agreement, document or instrument delivered pursuant to this Agreement, the representations, warranties and covenants of the parties contained herein and in any such agreements, documents or instruments, shall survive the Closing for a period of one (1) year except for: (a) representations, warranties and indemnification with respect to any tax or tax-related matters and representations and warranties by Seller to Buyer and indemnification by Seller to Buyer for environmental and

ERISA or other employment or labor-related matters, including, without limitation, such matters as are set forth in the Human Resources Agreement, all of which shall survive the Closing and continue for the full period of any applicable federal, state, local or foreign statute of limitations, and (b) the representations and warranties by Seller to Buyer contained in Sections 4.2, 4.3 and 4.13, which shall survive the Closing and continue indefinitely.

     10.   Miscellaneous.
           -------------

     10.1  Further Instruments of Transfer.  Following the Closing, each of
           -------------------------------
Seller and Buyer shall execute such documents and other papers and perform such further acts as may be reasonably required or desirable to carry out the provisions set forth herein or in any agreement or instrument delivered pursuant to this Agreement and the transactions contemplated hereby and thereby.

     10.2  Entire Agreement.  This Agreement (with its Schedules and Exhibits)
           ----------------
contains, and is intended as, a complete statement of all of the terms of the arrangements between the parties with respect to the matters provided for herein, supersedes any previous agreements and understandings between the parties with respect to those matters, and cannot be changed or terminated orally.

     10.3  Governing Law.  This Agreement shall be governed by and construed in
           -------------
accordance with the substantive laws (but not the rules governing conflicts of laws) of the State of Georgia.

     10.4  Schedules, Table of Contents and Headings.  Any matter disclosed on
           -----------------------------------------
any Schedule to this Agreement shall be deemed to have been disclosed in all other Schedules to this Agreement. The table of contents and section headings of this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement.

     10.5  Notices.  All notices and other communications under this Agreement
           -------
shall be in writing and shall be deemed given when delivered personally or 3 days after its deposit in the mail, by registered mail, return receipt requested, to the parties at the following addresses (or to such other address as a party may have specified by notice given to the other parties pursuant to this provision):

     If to Seller:

     The Bibb Company
     100 Galleria Parkway
     Suite 1750
     Atlanta, Georgia  30339
     Attention:  Mr. Michael L. Fulbright
     Tel: No.: (770) 644-7000
     Fax No.:  (770) 644-7085

     With a copy to:

     Jones, Day, Reavis & Pogue
     3500 One Peachtree Center
     303 Peachtree Street, N.E.
     Atlanta, Georgia  30308-3242
     Attention:  Lizanne Thomas, Esq.
     Tel. No.:  (404) 581-8411
     Fax No.:  (404) 581-8330


     If to Buyer:

     WestPoint Stevens Inc.
     West Point, Georgia  31833
     Attention:  M. Clayton Humphries, Jr., Esq.
     Tel. No.: (706) 645-4115
     Fax No.:  (706) 645-4396

     With a copy to:

     Weil, Gotshal & Manges LLP
     767 Fifth Avenue
     New York, New York  10153
     Attention:  Arthur P. Jacobs, Esq.
     Tel. No.: (212) 310-8346
     Fax No.:  (212) 310-8007

     10.6  Separability.  If any provision of this Agreement is held to be
           ------------
illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

     10.7  Waiver.  Buyer may waive compliance by Seller, and Seller may waive
           ------
compliance by Buyer, with any of the provisions of this Agreement. No waiver of any provision shall be construed as a waiver of any other provision. Any waiver must be in writing. No waiver by either party of any default or breach by the other party of any representation, warranty, covenant or condition contained in this Agreement, any exhibit or any document, instrument or certificate contemplated hereby shall be deemed to be a waiver of any subsequent default or breach by such party of the same or any other representation, warranty, covenant or condition. No act, delay, omission or course of dealing on the part of either party in exercising any right, power or remedy under this Agreement or at law or in equity shall operate as a waiver hereof or thereof or otherwise prejudice any of such party's rights, powers and remedies. All remedies, whether at law or in equity, shall be cumulative and the election of any one or more shall not constitute a waiver of the right to pursue other available remedies.

     10.8  Assignment.  This Agreement shall be binding upon and inure to the
           ----------
benefit of the parties and their respective successors and permitted assigns.
No assignment of this Agreement or of any rights or obligations hereunder may be made by any party (by operation of law or otherwise) without the prior written consent of the others and any attempted assignment without the required consent shall be void; provided, however, that Buyer may assign this Agreement to an
               --------  -------
affiliate without the prior written consent of Seller, and provided, further,
                                                           --------  -------
(i) that no such assignment shall relieve any party hereto of any of its obligations or liabilities under this Agreement and (ii) that the assignee shall expressly agree, in writing, to assume all obligations and liabilities of the assignor under this Agreement.

     10.9  Parties in Interest; No Third-Party Beneficiaries.  Except as
           -------------------------------------------------
otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties hereto. Except as otherwise provided herein or therein, neither this Agreement nor any other agreement, document or instrument to be delivered pursuant to this Agreement shall be deemed to confer upon any person not a party hereto or thereto any rights or remedies hereunder or thereunder.

     10.10  Counterparts.  This Agreement may be executed in multiple
            ------------
counterparts, each binding upon the party signing same, and all of such counterparts, when taken together, shall constitute one agreement.

     IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the parties hereto as of the date first above written.

                      WESTPOINT STEVENS INC.


                      By: /s/ Thomas J. Ward
                         ---------------------------
                          Name: Thomas J. Ward
                          Title: President and Chief
                                    Operating Officer


                      THE BIBB COMPANY


                      By: /s/ A. William Ott
                         ---------------------------
                          Name: A. William Ott
                          Title: Vice President and Chief
                                    Financial Officer

                                    Annex A
                            INDEX OF DEFINED TERMS

                                                                          Page
                                                                          ----
Account Receivable......................................................... 10
Agreement..................................................................  1
Arbiter....................................................................  8
Assumed Contracts..........................................................  2
Assumed Liabilities........................................................  4
Benefit Plans.............................................................. 16
Business...................................................................  1
Business Employee.......................................................... 17
Buyer......................................................................  1
Buyer's Indemnitees........................................................ 40
Casualty Event............................................................. 33
CERCLA..................................................................... 26
Closing....................................................................  9
Closing Date...............................................................  9
Closing Date Inventory.....................................................  8
COBRA...................................................................... 17
Code.......................................................................  7
Damages.................................................................... 40
Deeds...................................................................... 38
Deposit....................................................................  6
Environmental Costs and Liabilities........................................ 25
Environmental Law.......................................................... 26
Environmental Permit....................................................... 26
ERISA...................................................................... 16
ERISA Affiliate............................................................ 18
Escrow Agent...............................................................  6
Escrow Agreement...........................................................  6
Excluded Assets............................................................  3
Excluded Liabilities.......................................................  4
Financial Statements....................................................... 27
Fixed Assets...............................................................  2
GAAP....................................................................... 23
Hazardous Material......................................................... 26
Indemnifying party......................................................... 42
Initial Inventory Purchase Price...........................................  7
Inventory..................................................................  2
Inventory Adjustment.......................................................  8
Liens......................................................................  4
Multiemployer Plan......................................................... 18
Other Assets...............................................................  3
Party to be indemnified.................................................... 42
Pension Plan............................................................... 18
Permits.................................................................... 14


                                                                          Page
                                                                          ----
     Permitted Encumbrances................................................ 19
Plant......................................................................  1
Pre-Closing Inventory Statement............................................  7
Proprietary Rights......................................................... 22
Purchase Price.............................................................  6
Purchased Assets...........................................................  3
RCRA....................................................................... 26
Real Property..............................................................  2
Release.................................................................... 26
Seller.....................................................................  1
Substantial Title Defect................................................... 33
Tax........................................................................ 15
Tax return................................................................. 15
Technology.................................................................  2
Termination Date........................................................... 10
Title Company.............................................................. 32
Transfer................................................................... 35
Transition Agreement....................................................... 34